Exhibit 14.0

FTI CONSULTING, INC.

CODE OF ETHICS AND BUSINESS CONDUCT

Amended and Restated Effective December 18, 2008

OVERVIEW

This Code of Ethics and Business Conduct (the “Code”) of FTI Consulting, Inc. (and together with its subsidiaries and affiliates, “FTI” or the “Company”) flows out of our core values of integrity and accountability. This Code has been adopted by our Board of Directors and summarizes the standards that must guide our actions. While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth the guiding principles that represent Company policies.

We must strive to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities including our relationships with employees, clients, suppliers, competitors, the government and our investors. All of our officers, directors, and employees (collectively, “Personnel”), and independent contractors doing business on behalf of the Company must conduct themselves according to the language and spirit of the Code and seek to avoid even the appearance of improper behavior. Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.

Our Company’s goal is to be a model of corporate governance. We are committed to achieving a superior reputation for integrity, professionalism and fairness. We should all recognize that our actions are the foundation of our reputation, and that adhering to the law and this Code is imperative. In many instances, the policies referenced in the Code go beyond the requirements of applicable law.

You are encouraged to seek assistance from your supervisor or office manager or FTI’s Chief Compliance Officer or General Counsel if a question or concern arises with respect to any matter addressed in the Code.

COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

All Personnel and any independent contractor doing business on behalf of the Company must comply with all laws, rules, and regulations applicable to the Company wherever it does business. Assisting another individual – either within or outside the Company – in any violation of laws or regulations is considered a violation of this Code. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules, and regulations and to ask for advice when you are uncertain about them.

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You must abide by applicable law in the country where you are located. In some instances, there may be a conflict between the applicable laws of two or more countries, states, or provinces. If you encounter such a conflict, or if a local law conflicts with a policy set forth in this Code, you should consult with your supervisor, office manager or FTI’s Chief Compliance Officer or General Counsel to determine the appropriate course of action.

In considering the appropriate course of action, you should ask yourself:

1.	Is it legal? Does it break the law or violate a Company policy?

2.	Is it responsible? Is the decision a good one for the long term as well as the short term?

3.	Is it justifiable?

4.	Can you take pride in your decision and explain it to your colleagues, supervisor, the directors of FTI, or an independent third party without feeling embarrassed or guilty?

COMPLIANCE WITH THE CODE

The Company is committed to maintaining the highest ethical standards and remaining compliant with all laws and regulations applicable to our businesses.

All Personnel have a responsibility to understand and follow the Code of Ethics and Business Conduct. In addition, all Personnel are expected to perform their work with honesty and integrity and in accordance with all applicable laws in any areas not specifically addressed by the Code.

Any violation of this Code may result in appropriate disciplinary action, including possible termination from employment with the Company, without additional warning, to the extent permitted by applicable law.

This Code reflects general principles to guide you in making ethical decisions and is not intended to address every specific situation. As such, nothing in this Code prohibits or restricts the Company from taking any disciplinary action on any matters pertaining to Personnel conduct, whether or not they are expressly discussed in this document, to the extent permitted by applicable law. The Code is not intended to and does not create any expressed or implied employment or other contract between the Company and any Personnel or third party.

The Board of Directors of FTI has the exclusive responsibility for the final interpretation of the Code. The Code may be revised at any time by the Board of Directors of FTI to address changes in the law, Company policies, various functions and areas of responsibility.

CONFLICTS OF INTEREST

Each of us must exhibit honest and ethical conduct, including the ethical handling of conflicts of interest in personal and professional relationships. Conflicts of interest arise

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when our personal interests interfere, or even appear to interfere, with the interests of the Company.

Personnel must always act in the best interests of the Company. Your obligation to conduct the Company’s business in an honest and ethical manner includes the ethical handling of actual, apparent and potential conflicts of interest between personal and business relationships. This includes full disclosure of any actual, apparent or potential conflicts of interest as set forth in the Company’s Policy on Conflicts of Interest (or the policy regarding conflicts of interest that is applicable to you if you work for a non-U.S. subsidiary or affiliate of the Company).

Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations that may constitute a conflict of interest:

•	Having a financial interest in (or your family member having a significant interest in) a transaction with the Company’s clients, suppliers or competitors.

•	Having a business relationship with (or your family member having a relationship with) the Company’s clients, suppliers or competitors.

•	Participating or engaging in business activities outside of your employment with the Company.

•	Using Company property or Company information for your own advantage or benefit.

Situations involving a conflict of interest may not always be obvious or easy to resolve. You should direct your questions and report actions that may involve a conflict of interest to your supervisor, office manager or FTI’s Chief Compliance Officer or General Counsel.

You are required to familiarize yourself and comply with the Company’s Policy on Conflicts of Interest (or the policy regarding conflicts of interest that is applicable to you if you work for a non-U.S. subsidiary or affiliate of the Company), a copy of which is available on the intranet.

CORPORATE OPPORTUNITIES

Personnel owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. You may not use corporate property or information or your position at the Company for improper personal gain, and you may not compete with the Company. If you learn of a business or investment opportunity through the use of corporate property or information or your position at the Company, such as from a competitor or actual or potential client, supplier or business associate of the Company, you may not participate in the opportunity or make the investment. Such an opportunity should be considered an investment opportunity for the Company.

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INSIDER TRADING

Using material, non-public information to buy or sell securities, or providing a family member, friend or any other person with a “tip” is illegal. All non-public information should be considered inside information and should never be used for personal gain or the personal gain of others. The prohibition applies to both FTI’s securities and securities of other companies if you learn material non-public information about other companies, such as the Company’s clients, in the course of your duties for the Company. FTI Personnel may not buy or sell securities issued by a client during the pendency of an engagement in which they are providing services to such client without the prior written approval of FTI’s Chief Compliance Officer or General Counsel. Similarly, FTI Personnel may not buy or sell securities issued by a company which is the subject of a litigation proceeding or transaction engagement in which such personnel are providing services without the prior written approval of FTI’s Chief Compliance Officer or General Counsel.

You are required to familiarize yourself and comply with the Company’s Policy Statement on Inside Information and Insider Trading (or the policy regarding securities trading that is applicable to you if you work for a non-U.S. subsidiary or affiliate of the Company), a copy of which is available on the intranet. Personnel should contact FTI’s Chief Compliance Officer or General Counsel with any questions.

GIFTS AND GRATUITIES

Receiving Gifts

You should not accept a gift from any organization or individual with which the Company does business or seeks to do business, unless it:

(1)	was unsolicited,

(2)	is not a cash gift,

(3)	is not extravagant,

(4)	is nominal in value,

(5)	is given and accepted without obligation, and

(6)	could not, in the eyes of a third party, affect the recipient’s judgment.

If you receive a gift which does not comply with this policy, or are unsure whether it complies, it should be reported in writing to FTI’s General Counsel or Chief Risk Officer, who will determine whether it is appropriate for you to keep the gift, or require that the gift be returned.

Giving Gifts

When you are providing a gift in connection with the Company’s business, you must do so in a manner that is in good taste and not excessive. You may not furnish or offer to furnish any gift that is of more than nominal value or that goes beyond the common courtesies associated with accepted business practices. You should follow the above

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guidelines for receiving gifts in determining when it is appropriate to give gifts and when prior written approval from your business segment leader or FTI’s Chief Compliance Officer or General Counsel is required.

Our clients likely have gift policies of their own. When you are providing a gift in connection with the Company’s business, unless it is nominal in value, you should first consult with the proposed recipient to determine if such a gift violates his or her company’s policies.

Meals and Entertainment

Providing or accepting meals and entertainment is permissible when appropriate for business objectives, as long as they are customary and commonly accepted business courtesies and not excessive in value. Meals and entertainment should not be offered or accepted if they would likely result in a feeling or expectation of personal obligation, or might affect the business judgment or decision of either party.

Government Officials

What is acceptable in the commercial business environment may be entirely unacceptable in dealings with government officials in the United States and other countries. There are strict laws that govern providing gifts, including meals, entertainment, transportation and lodging, to government officials. You are prohibited from providing gifts or anything of value to government officials or employees or members of their families in connection with the Company’s business for the purpose of obtaining or retaining business. For more information, see the sections of this Code entitled “Relationships with Public Officials” and “Bribery, Kickback and Fraud” and the Company’s Anti-Corruption Policy.

PROTECTION AND PROPER USE OF COMPANY ASSETS

Company Funds

We are all personally responsible and accountable for the proper expenditure of Company funds within our responsibilities. This includes Company money spent on travel or other business expenses. Please refer to your employee handbook or applicable expense reimbursement policy for details.

Fraud and Misuse of Assets

Fraud, theft, negligence, and waste have a direct impact on the Company’s profitability. Fraud includes asset theft as well as financial statement fraud, which includes falsification of related disclosures.

Protection of Confidential Proprietary Information

Confidential proprietary information generated and gathered in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete, and all proprietary information should be maintained in strict

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confidence, except when disclosure is authorized by the Company or required by applicable law.

Proprietary information includes all non-public information that might be useful to competitors or others or that could be harmful to the Company or its customers if disclosed. Unauthorized use or distribution of proprietary information violates Company policy and could be illegal. Such use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions.

We respect the property rights of other companies and their proprietary information and require our Personnel to observe such rights.

Your obligation to protect the Company’s proprietary and confidential information continues even after you leave the Company. You must return all proprietary and confidential information in your possession upon leaving the Company. You must not disclose confidential information to a new employer or to others after ceasing to be employed by or associated with the Company.

Client Confidential Information

In addition to Company confidential information, we have access to confidential information provided to the Company by the Company’s clients. Our clients expect that this information will be kept confidential. The Company expects all Personnel to comply strictly with all confidentiality and non-disclosure obligations that are imposed in the course of client engagements, as well as all ethical wall arrangements that are instituted.

Media and Analyst Disclosure

In the course of our duties, we may receive inquiries from representatives of the news media and analysts concerning the Company. Unless responding to such inquiries is among your specifically authorized responsibilities, please refer all media representative and analyst inquiries concerning the Company to FTI’s Chief Financial Officer or Gordon McCoun of FD.

COMPETITION AND FAIR DEALING

Our Company seeks competitive advantage by way of honest business competition. All Personnel are expected to deal fairly with the Company’s customers, suppliers, and competitors, and Personnel should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair practice. Personnel are expected to act in accordance with all antitrust and competition laws.

EXPORT CONTROLS, ECONOMIC SANCTIONS AND ANTI-BOYCOTT LAWS

It is the Company’s policy to fully comply with:

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•

U.S. laws and regulations prohibiting or restricting exports, imports, and/or other transactions with certain designated foreign governments, entities, persons, or end-uses (collectively, “U.S. export controls”), and

•	U.S. anti-boycott laws.

To this end no Personnel may:

•

conduct any transaction involving a country sanctioned by the Unites States (currently Burma/Myanamar, Cuba, Iran, North Korea, Sudan, Syria, and the Palestinian Authority without first obtaining written clearance from FTI’s General Counsel or Chief Risk Officer ;

•	conduct any transaction involving prohibited entities or persons (listed on various U.S. Government lists found at http://www.bis.doc.gov/ComplianceAndEnforcement/ListsToCheck.htm);

•	export or re-export U.S.-origin goods, services, or technical data without obtaining proper U.S. Government approval;

•	travel on Company business to any of the countries listed above without first obtaining clearance from FTI’s Chief Compliance Officer or General Counsel;

•	furnish information about business relationships with Israel or with companies “blacklisted” by foreign governments;

•	discriminate against or furnish information about, other persons based on race, sex , national origin, or nationality;

•	pay or otherwise implement letters of credit that include requirements to take boycott-related actions; or

•	cause or facilitate a third party (e.g., agents, sales representatives, distributors, contractors) to conduct any of the above actions.

This policy applies to all U.S. and non-U.S. affiliates/subsidiaries/branches and Personnel.

Violations of U.S. export controls or U.S. anti-boycott laws may result in severe penalties for the Company, which may include monetary fines, loss of exporting privileges and debarment from government contracting. In addition to possible disciplinary action, any Personnel violating U.S. export controls may be subject to civil and/or criminal penalties imposed by the U.S. Government.

Any questions concerning this policy and/or its applicability to specific transactions should be directed to FTI’s Chief Compliance Officer or General Counsel.

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COMPANY POLITICAL INVOLVEMENT

Our Company strongly believes in the democratic political process and encourages Personnel to participate in that process personally on their own time. A corporation’s activities, however, are limited significantly by domestic and foreign election and campaign laws. For this reason, no political contribution of Company funds or use of Company property, services or other assets may be made without the prior written approval of FTI’s Chief Compliance Officer or General Counsel. In addition, any political activity or contribution by Personnel which might appear to constitute an endorsement or contribution by the Company must be approved in advance by FTI’s Chief Compliance Officer or General Counsel.

Both direct contributions and indirect expenditures on behalf of a candidate or elected official, such as travel expenses, use of telephones and other corporate equipment may be considered contributions. In no event may Personnel be reimbursed in any manner for personal political activities. In addition, your work time may be considered the equivalent of a contribution by the Company. Therefore, you may not work on political fundraiser or other campaign activity during working hours. Any questions regarding election or campaign laws should be referred to FTI’s Chief Compliance Officer or General Counsel.

RELATIONSHIPS WITH PUBLIC OFFICIALS

Special laws apply when dealing with public officials, and Personnel who interact with public officials must understand and comply with these laws. In particular, Personnel must understand and comply with both the U.S. Foreign Corrupt Practices Act (“FCPA”) and the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (“OECD Bribery Convention”). The FCPA and the OECD Bribery Convention make it a crime to offer bribes to public officials in foreign countries.

Both the FCPA and the OECD Bribery Convention are complex laws, and the penalties they impose can be severe. The Company has adopted a policy explaining these laws in greater detail, which is available on the intranet. Personnel should consult this policy and contact FTI’s Chief Compliance Officer or General Counsel for guidance whenever they are in doubt.

To help you understand your obligations, set forth below are some general principles that all Personnel must follow when dealing with public officials.

Under no circumstances may Personnel offer money or anything of value to a public official in an effort to obtain a special advantage or in an attempt to improperly influence the official’s acts or decisions. Further, Personnel must obtain written approval from FTI’s Chief Compliance Officer or General Counsel before giving anything of value to a public official, including gifts, entertainment, and travel arrangements. Legally mandated fees and liabilities (such as fees for permits, or payments of tax liabilities) must be properly authorized and supported by proper documentation, including receipts.

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For purposes of this section, the term “public official” has a very broad meaning, and includes not only elected officials, but also employees of government agencies and government-controlled businesses, politicians, political parties, political candidates, and employees of international organizations (e.g., the United Nations). It also includes anyone acting in an official capacity on behalf of a public official.

Personnel are prohibited from doing indirectly what they may not do directly. Accordingly, Personnel may not use a third party, such as a consultant, contractor or a close relative of a public official, as a conduit for making an improper payment. Furthermore, Personnel cannot ignore suspicious conduct by third parties acting on behalf of the Company. Personnel responsible for retaining third parties must conduct due diligence on the prospective agent, and must monitor the agent’s activities to ensure the agent abides by applicable laws. When appropriate, written agreements with third parties should include a statement that the agent will not make improper payments and will comply with all applicable laws.

Dealings with public officials are closely scrutinized by law enforcement officials in the United States and abroad. Accordingly, Personnel must avoid even the appearance of impropriety in this context.

BRIBERY, KICKBACK AND FRAUD

The Company prohibits Personnel from offering inducements to provide information, influence decisions, or otherwise take actions favorable to the Company. Business dealings with outside firms should not result in unusual gains for those firms. Unusual gain refers to such things as bribes, product bonuses, special fringe benefits, unusual price breaks, and other windfalls that are given to outside firms, or their employees or representatives, and designed to ultimately benefit either you or the Company. Of course, this restriction does not apply to routine marketing, administrative or business expenses that may be incurred on behalf of or reimbursed to individuals with whom the Company has ordinary business relations.

Personnel should conduct their business affairs in such a manner that the Company’s reputation will not be impugned if the details of their dealings should become a matter of public discussion.

Personnel must not engage in any activity that compromises the reputation or integrity of the Company. To illustrate the strict ethical standard the Company expects all Personnel to maintain, the following conduct is expressly prohibited:

1	Payment or receipt of money, gifts, loans or other favors which may tend to influence business decisions or compromise independent judgment.

2.	Payment or receipt of rebates or “kickbacks” for obtaining business for or from the Company.

3.	Any other activity that would similarly compromise the reputation or integrity of the Company.

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In addition to possible disciplinary action, Personnel found to be engaged in these or any other fraudulent activity may be subject to criminal proceedings against them.

MONEY LAUNDERING, TERRORIST FINANCING AND CURRENCY CONTROL

If any Personnel knows or comes across facts or circumstances that may give rise to suspicion that any organization or individual with which the Company does business or is seeking to do business, or any transaction engagement in which the Personnel providing services involves or may use the proceeds of criminal activity, or may be providing or collecting funds to commit terrorist acts, or making funds available to terrorists or terrorists associates, the Personnel must inform an authorized officer under applicable law and FTI’s Chief Compliance Officer or General Counsel.

Personnel are also prohibited to “tip-off” any organization or individual with which the Company does business or is seeking to do business who are subject to investigation for an offence of money laundering or terrorist financing.

Any Personnel must comply with any and all laws and regulations regarding currency control (if any) of any applicable jurisdiction when conducting business for the Company.

COMPANY BOOKS AND RECORDS

You must complete all Company documents accurately, truthfully, and in a timely manner, including all travel and expense reports. When applicable, documents must be properly authorized. You must record the Company’s financial activities in compliance with all applicable laws and accounting practices. The making of false or misleading entries, records or documentation is strictly prohibited. You must never create a false or misleading report or make a payment or establish an account on behalf of the Company with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

DISCLOSURES

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company. For more information, please refer to the Company’s Policy on Disclosure Controls.

EMPLOYMENT POLICIES

The Company is committed to fostering a professional work environment in which all Personnel are treated with respect and dignity, and that promotes equal employment opportunities and prohibits discriminatory practices, including harassment. The Company expects that all relationships in the workplace will be business-like and free of unlawful bias, prejudice and harassment.

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In addition to complying with applicable wage, labor and employment laws, it is our Company’s policy to ensure equal employment opportunity without discrimination or harassment on the basis of race, color, national origin, religion, marital status, gender, sexual orientation, age, disability, or any other status protected by law.

You may not interfere with or retaliate against other Personnel who seek to invoke their rights under the laws governing labor and employee relations. For more information about the laws or Company policies governing labor and employee relations matters, please refer to your employee policies handbook.

COMPUTER, E-MAIL AND INTERNET POLICIES

All Personnel are responsible for using the Company’s computer system, including, without limitation, its electronic mail (e-mail) system and the Internet properly and in accordance with Company policies, including the Company’s Information Secutiry Policy and Acceptable Uses of Technology Resources policy. Any questions about these policies should be addressed to the Director of the Information Technology Group.

All of the computing resources used to provide computing and network connections throughout the organization are the property of the Company and are intended for use by Personnel to conduct the Company’s business. To the extent permitted by law, all e-mail, voicemail and personal files stored on Company computers are Company property and the Company in its sole discretion, may review any files or communications (including e-mail and voicemail messages). Incidental and occasional personal use of electronic mail and telephones is permitted.

You should not use Company resources in a way that may be disruptive or offensive to others or unlawful. At all times when sending e-mail or transmitting any other message or file, you should not transmit comments, language, images or other files that you would be embarrassed to have read by any person. Remember that your “private” e-mail messages are easily forwarded to a wide audience.

RECORD RETENTION

In the course of its business, the Company produces and receives large numbers of records. Numerous laws require the retention of certain Company records for various periods of time. The Company is committed to compliance with all applicable laws and regulations relating to the preservation of records. The Company’s policy is to identify, maintain, safeguard and destroy or retain all records in the Company’s possession on a systematic and regular basis. Under no circumstances are Company records to be destroyed selectively or to be maintained outside Company premises or designated storage facilities.

If you learn of a subpoena or a pending or contemplated litigation or government investigation involving the Company, you should immediately contact the Company’s Legal Department. You must retain and preserve ALL records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation until you are advised how to proceed by The Company’s Legal Department as to how to proceed.

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You must also affirmatively preserve from destruction all relevant records that without intervention would automatically be destroyed or erased (such as e-mails and voicemail messages). Destruction of such records, even if inadvertent, could seriously prejudice the Company. If you have any questions regarding whether a particular record pertains to a pending or contemplated investigation or litigation or may be responsive to a subpoena or regarding how to preserve particular types of records, you should preserve the records in question and consult with the Company’s Legal Department for to determine the appropriate course of action.

REPORTING VIOLATIONS

Generally, if you know of or suspect a violation of applicable laws or regulations, the Code, or the Company’s related policies, you must immediately report that information to your supervisor, office manager, FTI’s Chief Compliance Officer or General Counsel, the Company’s Audit Committee, or by using the Hotline, discussed below, if you are located in any of our offices outside of Europe. Due to developments relating to data protection laws in the European Union, Personnel in our European offices are not required to report suspected misconduct, although we continue to strongly encourage reporting by such Personnel. Please do not attempt to investigate a known or suspected violation on your own; instead please report it promptly to the appropriate individuals.

Retaliation against any person for providing information in good faith or otherwise assisting in an investigation or proceeding regarding any conduct that such person believes constitutes a violation of applicable laws or regulations, the Code or any Company policy is a violation of Company policy and may, subject to applicable law, result in disciplinary action, up to and including termination of employment.

For more information about how to report violations of applicable laws or regulations, the Code, or Company policies, please refer to the Company’s Whistleblower Policy.

REPORTING COMPLAINTS AND CONCERNS REGARDING ACCOUNTING ISSUES

The Company is committed to compliance with applicable securities laws, rules, and regulations, accounting standards and internal accounting controls. We encourage Personnel promptly to report complaints or concerns regarding accounting, internal accounting controls and auditing matters (“Accounting Issues”). Reports can be made by using the Hotline or by contacting FTI’s Chief Compliance Officer or General Counsel directly. No one will be subject to retaliation for making a good faith report of a complaint or concern regarding Accounting Issues.

TREATMENT OF COMPLAINTS AND RETENTION OF RECORDS REGARDING ACCOUNTING ISSUES

FTI’s Chief Compliance Officer or General Counsel will forward complaints and concerns regarding Accounting Issues to the Company’s Audit Committee as necessary or appropriate. Concerns and complaints regarding Accounting Issues will be promptly investigated. FTI’s Chief Compliance Officer or General Counsel will provide periodic reports to the Company’s Audit Committee regarding concerns or complaints relating to

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Accounting Issues. The Company will retain copies of all records relating to complaints and concerns regarding Accounting Issues in accordance with the Company’s record retention policy and applicable law.

THE HOTLINE

As a publicly-traded company, FTI is required to provide a mechanism for confidential and anonymous reports regarding Accounting Issues. The Company has a 24-hour Hotline, 1-866-294-3576 or www.ethicspoint.com, which Personnel outside of the European Union may use to report violations of the Company’s policies or to seek guidance on those policies, including complaints or concerns regarding Accounting Issues. Personnel located in the European Union may use the Hotline to report Accounting Issues or concerns in the area of banking, financial crime, and anti-corruption. Reports by Personnel in the European Union of violations regarding matters outside of these areas should be made directly to your supervisor, office manager, FD’s Chief Operating Officer or FTI’s Chief Compliance Officer or General Counsel.

You may report suspected violations anonymously; however, providing your name may expedite the time it takes the Company to respond to your concern, and it also allows the Company to contact you directly if necessary during any investigation. Either way, you should treat the information that you provide as confidential, and the Company will treat the information as confidential to the extent reasonably possible. Due to certain requirements under data protection laws in Europe, the Company may be obligated to inform the subject of a reported violation that the report was filed and how he or she may exercise his or her right to access and correct the information regarding the allegation. However, this right to access information does not entitle the subject of the allegation to information identifying the person who reported the allegation.

Use of the Hotline is voluntary. No Personnel will be subject to disciplinary actions because of a failure to use the Hotline. Improper use, or abusive use, of the Hotline by anyone may result in disciplinary action.

INVESTIGATIONS OF SUSPECTED VIOLATIONS

All reported violations of Company policy will be promptly investigated and treated confidentially to the extent reasonably possible. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company. Any such unauthorized investigation, as well as failure to cooperate with an authorized investigation, is a violation of this Code.

DISCIPLINE FOR VIOLATIONS

The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with the Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Subject to applicable law, Personnel who violate this Code and other Company policies and procedures may be subject to disciplinary

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actions, up to and including termination of employment and, if warranted, civil legal action or referral to criminal prosecution. In addition, subject to applicable law, disciplinary actions, up to and including termination of employment, may be taken against anyone who directs or approves infractions or has knowledge of them and does not promptly report them in accordance with our policies.

WAIVERS AND AMENDMENTS OF THE CODE

The Company will waive application of the policies set forth in this Code only where circumstances warrant granting a waiver. Waivers of the Code for directors and executive officers of FTI may be made only by FTI’s Board of Directors or a committee of the Board that is granted such authority.

Waivers and amendments of the Code will be promptly disclosed as required by law or regulation.

QUESTIONS

This policy cannot provide a definitive answer to all questions.

If you have any questions regarding the best course of action in a particular situation, you should promptly contact your supervisor, office manager or FTI’s Chief Compliance Officer or General Counsel.

ACKNOWLEDGEMENT

Please indicate that you have received, read and will abide by this statement of policy by signing your name and dating the attached acknowledgment and returning it promptly to the Human Resources Department.

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ACKNOWLEDGMENT FORM

I have received and read the Code of Ethics and Business Conduct, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code and the Company’s related policies and procedures. I understand that I have an obligation to report any suspected violations of the Code of which I am aware to my supervisor or office manager or to FTI’s General Counsel or Chief Compliance Officer. I acknowledge that the Code is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

Printed Name

Signature

Date

Amended and Restated Effective 12.18.08